ARC COMMUNICATIONS ANNOUNCES COMPLETION OF $1.25 MILLION DOLLAR PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

Thursday March 25, 1:33 PM EST

TINTON FALLS, N.J., Mar 25, 2004 /PRNewswire-FirstCall via COMTEX/ -- ARC COMMUNICATIONS, INC. (OTC Bulletin Board: ACOC) ("ARC"), announced today that it has secured $1,250,000 in a private placement of 16,666,666 shares of common stock. The private placement investors were granted warrants to purchase an additional $1,250,000 of common stock upon certain conditions.

"This financing effectively positions us for the planned merger with RoomLinX, Inc.," said Arc Chairman Peter Bordes. "We now have a debt free balance sheet and the necessary capital to expand the success of RoomlinX through acquisitions and national sales and marketing efforts."

In December 2003, ARC announced that it executed a definitive Agreement to merge with privately held RoomLinX, Inc., a leading provider of wireless fidelity ("Wi-Fi") high-speed Internet network solutions to the hospitality industry. The merger, which is expected to close in May of this year, will involve a corporate name change and a shift in the overall direction of ARC, which intends to wind down its existing business as of March 31, 2004.

RoomLinX provides the hospitality industry with fully supported wireless network solutions enabling hotels, corporate apartments and conference centers to offer high-speed wireless access in guest rooms, meeting rooms, restaurant and other public spaces. RoomlinX serves customers throughout the US, Canada and the UK. Currently, RoomlinX provides high-speed wireless access in prestigious hotels and chains such as the Westin, Sheraton, Ian Schrager, Dolce International and Hampton Inn.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-KSB and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

Contact:
Arc Communications, Inc.
Michael Rubel, 732-224-7988